Exhibit 99.2

Kensington Leasing, Ltd. and Wikifamilies
Consolidated Pro Forma Balance Sheets

	Historical (Unaudited)		Pro Forma Consolidated (Unaudited)
	Kensington Leasing, Ltd.	(a) Wikifamilies SA
	March 31,	March 31,
	2011	2011	Adjustments		As Adjusted
ASSETS

Current assets
Cash	$368	$41,402	$-		$41,770
Notes receivable	230,000	1	-		230,001
Investments	145,697	-	-		145,697
Prepaid expenses	100,000	54,586	-		154,586
Total current assets	476,065	95,989	-		572,054

Property and equipment, net	31,309	-			31,309
Incorporation and research and development costs, net	-	32,247	(32,247)	(c)	-
Intangible assets and goodwill	78,296	16,127	7,451,292	(b)	7,545,715
Total assets	585,670	144,363	7,419,045		8,149,078

LIABILITIES AND SHAREHOLDERS' DEFICIT

Liabilities
Notes payable	21,907	54,586	-		76,493
Accounts payable and accrued expenses	3,878	8,822	-		12,700
Total liabilities	25,785	63,408	-		89,193

Stockholders' Equity (Deficit)
Common stock	14,830	109,172	(77,672)	(b)	46,330
Paid in capital	1,135,358	-	7,468,500	(b)	8,603,858
Other comprehensive loss	(14,895)				(14,895)
Deficit accumulated during development stage	(575,408)	(28,217)	28,217	(b)	(575,408)
Total shareholders' equity (deficit)	559,885	80,955	7,419,045		8,059,885

Total liabilities and shareholders' equity (deficit)	$585,670	$144,363	$7,419,045		$8,149,078

See accompanying notes to pro forma financial information

Kensington Leasing, Ltd. and Wikifamilies
Consolidated Pro Forma Statements of Operations

	Historical (Unaudited)		Pro Forma Consolidated (Unaudited)
	Kensington Leasing, Ltd.	(a) Wikifamilies SA
	March 31,	March 31,
	2011	2011	Adjustments		As Adjusted

Income	-	$-	$-		$-

Operating expenses
General and administrative	7,856	14,827	10,413	(c)	33,096
Legal and accounting	14,710	10,917			25,627
Research and development			21,834	(c)	21,834
Depreciation and amortization	5,896	590			6,486
Total operating expenses	28,462	26,334	32,247		87,043

Income from operations	(28,462)	(26,334)	(32,247)		(87,043)

Other income (expense)
Interest income (expense)	-	(1,883)			(1,883)
Total other income (expense)	-	(1,883)	-		(1,883)

Net loss	$(28,462)	$(28,217)	$(32,247)		$(88,926)

Net loss per share	$(0.00)				$(0.00)

Weighted average shares outstanding	14,416,128			(b)	45,916,128

See accompanying notes to pro forma financial information

Notes to Pro Forma Financial Information

(a)     The Unaudited Pro Forma Consolidated Financial Statements are based on the historical financial statements of Wikifamilies SA.  On March 23, 2011, we entered into an Exchange Agreement with Wikifamilies SA which was consummated on May 20, 2011.

(b)     Adjustments reflect the opening balance sheet entries at March 31, 2011 as determined by a third party valuation of the assets acquired.  We issued 31,500,000 shares of our common stock to Wikifamilies at a value of $7,500,000.  The assets we acquired from Wikifamilies included principally intellectual property and technology.  Intangible asset value is the $7,500,000 third party value less assets assumed of $144,363 plus liabilities assumed of $63,408.

(c)     Adjustment for incorporation costs and research and development costs capitalized by Wikifamilies but not capitalized under GAAP.